Exhibit 99.1

New York Community Bancorp, Inc. Reports 2Q 2009 Diluted Operating Earnings Per Share of $0.26(1), Diluted GAAP EPS of $0.16, and Diluted Cash EPS of $0.26(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

2Q 2009 Performance Highlights

  Solid Operating Earnings Growth: Operating earnings rose 18.6% year-over-year, equivalent to a 13.0% increase in diluted operating earnings per share.(1)
  Substantial Net Interest Margin Expansion: The margin rose 52 basis points to 3.06% in the current second quarter from an adjusted second quarter 2008 margin of 2.54%(3); on a linked-quarter basis, the margin rose 17 basis points.
  Higher Net Interest Income: Net interest income was $47.4 million, or 27.8%, higher than the adjusted level recorded in 2Q 2008(3); on a linked-quarter basis, net interest income rose 5.2%.
  Strong Operating Efficiency: At 36.72%, our operating efficiency ratio reflected a year-over-year improvement of 342 basis points.(4)
  Loan Production Continues at Substantial Spreads: Loans grew at an annualized rate of 8.7% in the quarter, reflecting loan originations of $1.0 billion; the average yield on newly originated multi-family and commercial real estate loans was 379 basis points higher than the average five-year Constant Maturity Treasury rate.
  Above-Average Asset Quality: Net charge-offs equaled 0.04% of average loans in the quarter, as compared to 0.73% for the SNL Bank & Thrift Index, and non-performing assets represented 1.04% of total assets as compared to the Index measure of 2.61% at quarter-end.(5)
  Securities Portfolio Declines: Securities represented 17.2% of total assets at quarter-end, the lowest percentage since the first quarter of 2007.
  Continued Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”) from the calculation, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 5.83% at June 30, 2009. Including AOCL, the ratio of tangible stockholders’ equity to tangible assets equaled 5.59%.(6)

Please Note: All footnotes to the text are located at the end of this release.

WESTBURY, N.Y.--(BUSINESS WIRE)--July 29, 2009--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported second quarter 2009 operating earnings of $89.1 million, representing a $13.9 million, or 18.6%, increase from the year-earlier level and a $0.03, or 13.0%, increase in diluted operating earnings per share to $0.26.(1)

For the six months ended June 30, 2009, the Company reported operating earnings of $177.7 million, representing a $32.5 million, or 22.3%, increase from the year-earlier level and a $0.07, or 15.9%, increase in diluted operating earnings per share to $0.51.(1)

Operating earnings for the three and six months ended June 30, 2009 exclude the impact of an after-tax FDIC special assessment of $8.4 million, or $0.03 per diluted share, and a non-cash after-tax charge of $24.2 million, or $0.07 per diluted share, on the other-than-temporary impairment (“OTTI”) of certain pooled trust preferred and other debt securities. Including these after-tax amounts, the Company reported GAAP earnings of $56.4 million, or $0.16 per diluted share, in the current second quarter, and $145.1 million, or $0.42 per diluted share, in the current six-month period.

In contrast, the Company recorded a GAAP loss of $154.8 million, or $0.47 per diluted share, in the year-earlier second quarter and a GAAP loss of $82.4 million, or $0.25 per diluted share, in the year-earlier six months. During the three and six months ended June 30, 2008, the Company's GAAP earnings were reduced by an after-tax debt repositioning charge of $199.2 million, or $0.60 per diluted share; a non-cash after-tax OTTI charge of $29.8 million, or $0.09 per diluted share; and an after-tax litigation settlement charge of $2.3 million. During that quarter, the Company completed a highly successful, earnings-accretive common stock offering which added $339.2 million to stockholders equity at June 30, 2008.

The Company also reported cash earnings of $88.9 million, or $0.26 per diluted share, for the current second quarter, and $188.8 million, or $0.55 per diluted share, for the current six-month period.(2)

Commenting on the Company’s second quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “While the Metro New York region continues to feel the effects of the recession, we nonetheless produced a strong operating performance in the second quarter of 2009. Driven by net interest income growth and the expansion of our margin, operating earnings rose both year-over-year and linked-quarter, as we continued to capitalize on the steepness of the yield curve to grow our loans and reduce our cost of funds. At $0.26 per diluted share, our operating earnings were consistent with the trailing-quarter level, while reflecting a year-over-year increase of 13%.(1)

"The highlight of the quarter was the expansion of our margin to its highest level since the first quarter of 2005. At 3.06%, the margin was 17 basis points wider than the trailing-quarter measure and 52 basis points wider than the adjusted measure we reported for the second quarter of 2008.(3) The expansion was consistent with our expectations, and reflects our ability to generate loan growth at higher spreads over the past four quarters, as well as our ability to strategically manage our funding costs.

"In addition, our operating efficiency ratio improved to 36.72% from 40.14% in the year-ago quarter, despite the increase in ongoing FDIC insurance premiums.(4) Including the $14.0 million special assessment, FDIC insurance premiums added $28.1 million to our year-to-date GAAP operating expenses, exceeding the year-earlier six-month amount by $26.8 million, and reducing our diluted GAAP earnings per share by $0.05 in the first half of this year."

Board of Directors Declares $0.25 per Share Dividend, Payable on August 18th

"We also maintained a solid tangible capital position at the close of the quarter, with tangible stockholders' equity representing 5.83% of tangible assets, absent the impact of accumulated other comprehensive loss.(6)

“In view of our continued capital strength, and the strength of our cash earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share, payable on August 18th to shareholders of record at the close of business on August 7, 2009.

"As in the past, we continued to see a significant difference between the level of loans requiring classification as non-performing due to non-payment, and the level of loans we needed to charge off. That difference is largely indicative of the nature of our underwriting standards, the people we partner with, and our determination to be paid the maximum collateral value.

"Despite a 19% linked-quarter decline in loans 30 to 89 days past due to $163 million, non-performing loans represented $340 million, or 1.49%, of total loans at the end of June. Importantly, other real estate owned added less than $2 million to non-performing assets, which represented $342 million, or 1.04%, of total assets at quarter-end. An extraordinarily large charge of $5.2 million on an out-of-market multi-family loan brought the quarter's net charge-offs to $9.2 million, which represented a modest 0.04% of average loans. By comparison, in the six years of the last credit cycle turn, from 1987 to 1992, our total net charge-offs represented 0.07% of average assets, while our ratio of non-performing loans to total loans reached as high as 2.48%.

"While we would expect our loan portfolio to continue to reflect the impact of the evolving credit cycle, we also expect that the level of net charge-offs will continue to compare favorably with the level of non-performing assets, and that our measures of asset quality will continue to compare well with those reported by our industry as a whole. In view of the increase in non-performing assets and charge-offs, we recorded a $12.0 million provision for loan losses in the current second quarter, which increased the loan loss allowance to $98.1 million at the end of June.

"These continue to be very challenging times for our customers, and our investors, yet we continue to be confident in our ability to not only withstand the pressures of the credit cycle, but to continue producing strong operating earnings and grow the Company in the quarters ahead," Mr. Ficalora said.

Balance Sheet Summary at June 30, 2009

Assets totaled $32.9 billion at the close of the second quarter, representing a $393.2 million increase over the past six months.

Loans

Loans represented $22.8 billion, or 69.3%, of total assets at the close of the second quarter, a $585.0 million increase from the balance recorded at December 31, 2008. Multi-family loans accounted for the bulk of the increase, having risen $497.5 million to $16.2 billion, which represented 71.2% of loans outstanding and an annualized growth rate of 6.3%. Commercial real estate (“CRE”) loans rose $222.1 million during this time, to $4.8 billion, representing 21.0% of total loans at quarter-end.

At June 30, 2009, the average multi-family loan had a principal balance of $3.9 million and the average CRE loan had a principal balance of $2.7 million. The multi-family and CRE loan portfolios had average loan-to-value ratios (“LTVs”) of 61.1% and 54.3%, respectively, at the close of the quarter, and expected weighted average lives of 3.7 and 3.4 years, respectively.

The remainder of the loan portfolio at June 30, 2009 consisted of one- to four-family loans, which declined by $25.9 million from the year-end 2008 balance to $240.5 million; acquisition, development, and construction (“ADC”) loans, which declined by $50.4 million to $726.1 million; and other loans, primarily consisting of commercial and industrial (“C&I”) loans, which declined by $58.4 million to $814.3 million. The respective six-month declines were consistent with the Company’s strategy of reducing these segments of the loan portfolio during a period of economic stress.

The growth of the loan portfolio was the net effect of originations totaling $1.7 billion and repayments totaling $1.1 billion over the past six months. Included in the respective amounts were second quarter originations of $1.0 billion and repayments of $527.1 million. Multi-family and CRE loans accounted for $870.9 million and $366.8 million of the Company’s year-to-date originations, including $553.1 million and $231.4 million, respectively, of loans produced in the second quarter of the year.

At the present time, the Company has a pipeline of approximately $942 million, including approximately $679 million of multi-family loans.

Asset Quality

Including second quarter net charge-offs of $9.2 million, the Company recorded net charge-offs of $14.3 million in the first six months of 2009. The three- and six-month amounts were respectively equivalent to 0.04% and 0.06% of average loans outstanding, well below the respective averages of 0.73% and 1.46% for the SNL Bank and Thrift Index to date. (5)

While second quarter net charge-offs were up both year-over-year and linked-quarter, the bulk of the increase was attributable to a single loan in the amount of $5.2 million secured by a multi-family building, geographically distant from the Company’s primary multi-family niche in Metropolitan New York. C&I and other consumer loans accounted for $2.0 million and $256,000, respectively, of second quarter 2009 net charge-offs. There were no CRE or ADC loans charged off in the quarter, and no CRE loans have been charged off year-to-date.

Non-performing assets rose to $341.6 million at the end of June, representing 1.04% of total assets, as compared to $176.8 million, or 0.55% of total assets, at the end of March. Although the balance of other real estate owned was unchanged at $1.5 million, non-performing loans rose $164.8 million over the course of the quarter to $340.2 million at June 30, 2009. Multi-family loans accounted for $159.3 million of the second quarter-end total, with ADC loans accounting for $79.6 million and CRE loans accounting for $67.7 million of the total amount.

While the balance of non-performing loans rose substantially during the quarter, the balance of loans 30 to 89 days delinquent declined to $163.2 million, representing a linked-quarter reduction of $38.3 million, or 19.0%.

The significant difference between the volume of non-performing loans and the volume of net charge-offs has been a historical attribute of the Company. Among the factors that have contributed to this difference are the Company’s underwriting policies, and the active involvement of those Directors who serve on the Board’s Mortgage and Real Estate and Credit Committees in the loan review process, together with executive officers.

In view of the severity of the current credit cycle, the Company recorded a $12.0 million provision for loan losses in the current second quarter, exceeding the year-earlier loan loss provision by $10.3 million and bringing the six-month 2009 total to $18.0 million. Reflecting the loan loss provisions and net charge-offs recorded year-to-date, the allowance for loan losses rose from $94.4 million at the end of December to $98.1 million at the end of June.

Securities

Securities represented $5.6 billion, or 17.2%, of total assets at the close of the second quarter, down from $5.9 billion, representing 18.2% of total assets, at December 31, 2008. Government-sponsored enterprise (“GSE”) securities represented approximately 90% of the securities portfolio at the end of June.

The six-month decline in securities reflects a $101.2 million reduction in held-to-maturity securities and a $161.4 million decline in available-for-sale securities. Held-to-maturity securities represented $4.8 billion, or 84.9%, of total securities at the close of the second quarter, and available-for-sale securities represented the remaining $849.1 million, or 15.1%.

Although the reduction in securities was primarily due to repayments, it also reflects the Company’s second quarter 2009 assessment of certain pooled trust preferred and other debt securities as other-than-temporarily impaired, due to the deferral of interest payments on the underlying collateral. The recognition of the OTTI contributed to an $8.3 million, or 25.6%, decline in the after-tax net unrealized loss on securities recorded at the end of the quarter from the $32.5 million recorded at year-end 2008.

Funding Sources

In addition to the cash flows generated through loan and securities repayments, the Company’s funding primarily stems from deposits and borrowed funds. Depending on the availability and attractiveness of wholesale funding sources, the Company typically has refrained from pricing its retail deposits at the higher end of the market in order to contain its funding costs. While the Company has the capacity to increase deposits through its extensive branch network, it opted to utilize wholesale borrowings to enhance its liquidity during the quarter when such funding was more attractively priced.

At June 30, 2009, deposits totaled $14.4 billion, down $21.6 million from the balance recorded at December 31, 2008. Although NOW and money market accounts and savings accounts rose $605.5 million and $124.6 million, respectively, to $4.4 billion and $2.8 billion, these increases were exceeded by a $750.3 million decline in certificates of deposit (“CDs”) to $6.0 billion, together with a $1.3 million drop in non-interest-bearing accounts to $1.1 billion over the six-month period.

Borrowed funds totaled $14.1 billion at the close of the second quarter and were up $562.3 million from the year-end 2008 amount. The increase was largely attributable to a $562.5 million rise in wholesale borrowings to $12.9 billion, as the Company continued to utilize lower-cost Federal Home Loan Bank of New York (“FHLB-NY”) advances to pay down a portion of its brokered CDs.

Stockholders’ Equity

Stockholders’ equity totaled $4.2 billion at the close of the second quarter, down $8.6 million from the balance recorded at December 31, 2008. The June 30, 2009 amount was equivalent to 12.81% of total assets and a book value per share of $12.21, as compared to the respective year-end measures of 13.00% and $12.25.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At June 30, 2009 and December 31, 2008, the Company’s book value per share was calculated on the basis of 344,742,899 and 344,353,808 shares, respectively.

Tangible stockholders’ equity equaled $1.7 billion at the close of the second quarter, a $2.6 million increase from the balance at year-end 2008. The June 30, 2009 amount was equivalent to 5.59% of tangible assets, down seven basis points from the measure recorded at December 31st. Excluding AOCL from the calculation, the Company’s adjusted tangible stockholders’ equity represented 5.83% of tangible assets at the close of the second quarter, as compared to 5.94% at December 31, 2008. The modest decline in these tangible capital measures was attributable to the OTTI charge and the FDIC special assessment recorded in the second quarter of 2009.(6)

The Company’s subsidiary banks also reported solid levels of capital at the close of the second quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At June 30, 2009, New York Community Bank had a leverage capital ratio of 7.00%, exceeding the minimum required for “well capitalized” classification by 200 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 12.19%, exceeding the minimum required for such classification by 719 basis points.

Earnings Summary for the Three Months Ended June 30, 2009

The Company generated GAAP earnings of $56.4 million in the current second quarter, as compared to $88.7 million in the trailing quarter and a loss of $154.8 million in the three months ended June 30, 2008. The Company's second quarter 2009 earnings were reduced by an after-tax FDIC special assessment of $8.4 million and by a non-cash after-tax OTTI charge of $24.2 million.

In the second quarter of 2008, the Company's GAAP earnings were reduced by an after-tax debt repositioning charge of $199.2 million, a non-cash after-tax OTTI charge of $29.8 million, and an after-tax litigation settlement charge of $2.3 million. On a pre-tax basis, the debt repositioning charge equaled $325.0 million, including $285.4 million that was recorded in non-interest expense in connection with the prepayment of wholesale borrowings totaling $3.3 billion and $39.6 million that was recorded in interest expense in connection with the prepayment of $700.0 million in wholesale borrowings.

Excluding these items, the Company reported operating earnings of $89.1 million, or $0.26 per diluted share, in the current second quarter, up from operating earnings of $75.1 million, or $0.23 per diluted share, in the second quarter of 2008.(1) While the growth of the Company’s second quarter 2009 operating earnings was driven by the expansion of its net interest margin and higher net interest income, it was tempered by a $12.0 million loan loss provision and by the reversal of interest income on loans that transitioned to non-accrual status during the three-month period. In the first quarter of 2009, the Company's operating earnings were identical to its GAAP earnings.

Net Interest Income

The Company recorded net interest income of $217.6 million in the current second quarter, as compared to $130.6 million in the year-earlier three months. The Company's second quarter 2008 net interest income was reduced by the impact of the $39.6 million debt repositioning charge recorded in interest expense in connection with the strategic prepayment of $700.0 million of wholesale borrowings. Excluding the $39.6 million charge, the Company's second quarter 2008 net interest income would have equaled $170.2 million. (3)

Absent the second quarter 2008 debt repositioning charge, the year-over-year increase in second quarter 2009 net interest income was driven by an increase in average loans outstanding and a continuing decline in the cost of funds. During the quarter, the Company continued to take advantage of the steeper yield curve and a decline in competition to increase its loan production, while also capitalizing on the historically low level of short-term interest rates to reduce its funding costs.

Interest income rose $8.4 million year-over-year, to $401.7 million, as a $1.7 billion, or 6.5%, increase in the average balance of interest-earning assets to $28.4 billion exceeded the impact of a 25-basis point decline in the average yield to 5.65%. While the average yield on loans fell 32 basis points year-over-year to 5.75%, the average balance of such assets rose $1.9 billion to $22.4 billion; as a result, the interest income from loans rose $11.2 million to $321.6 million in the second quarter of 2009. The increase in the interest income produced by loans occurred despite a $6.1 million decline in prepayment penalty income, as the economic environment continued to inhibit refinancing activity. Prepayment penalty income added four basis points to the average yield on loans in the current second quarter, down from 16 basis points in the second quarter of 2008. The average yield on loans was also reduced by the reversal of interest on loans that moved to non-accrual status during the current three-month period.

The higher interest income produced by loans was modestly tempered by a $2.8 million decline in the interest income produced by securities and money market investments, as the average balance of such assets fell $178.9 million to $6.0 billion and the average yield declined three basis points to 5.31%.

Excluding the debt repositioning charge in the year-earlier second quarter, interest expense declined by $39.0 million to $184.1 million, as the impact of a $1.9 billion increase in average interest-bearing liabilities to $26.7 billion was exceeded by the benefit of an 85-basis point decline in the average cost of funds to 2.76%.(3) The reduction in the cost of funds reflects the decline in the federal funds rate over the past four quarters, as well as the Company’s strategic replacement of higher-cost retail and wholesale deposits with lower-cost retail deposits and wholesale borrowings. Including the debt repositioning charge, interest expense totaled $262.8 million in the year-ago quarter, and the average cost of funds equaled 4.26%.

The interest expense produced by interest-bearing deposits declined $29.3 million year-over-year to $55.5 million, as the impact of a $1.0 billion increase in the average balance to $13.0 billion was outweighed by the benefit of a 113-basis point decline in the average cost of such funds to 1.71%. CDs accounted for $44.6 million of the interest expense generated by deposits in the current second quarter, representing a year-over-year reduction of $21.2 million. The latter decline was the result of a $105.4 million reduction in the average balance of CDs to $6.3 billion and a 129-basis point reduction in the average cost to 2.84%. With $5.5 billion of CDs having an average interest rate of 2.40% scheduled to mature in the next four quarters, the Company currently expects to see a further decline in the cost of such funds, absent an increase in the federal funds rate, during this time.

In addition, the interest expense produced by NOW and money market accounts declined by $5.8 million to $7.3 million, as the impact of a $1.0 billion increase in the average balance to $4.0 billion was exceeded by the benefit of a 103-basis point reduction in the average cost to 0.73%.

Excluding the impact of the debt repositioning charge in the year-earlier second quarter, the interest expense produced by borrowed funds fell $9.7 million to $128.6 million in the current second quarter, the net effect of an $889.2 million rise in the average balance to $13.7 billion and a 57-basis point decline in the average cost to 3.77%.(3) Including the debt repositioning charge of $39.6 million, the interest expense produced by borrowed funds in the second quarter of 2008 was $177.9 million and the average cost of such funds was 5.59%.

The same factors that contributed to the year-over-year increase in second quarter 2009 net interest income contributed to the expansion of the Company’s interest rate spread and net interest margin during this time. At 2.89%, the Company’s spread was 60 basis points wider than the adjusted year-earlier measure, and at 3.06%, its margin was up 52 basis points year-over-year.(3) Prepayment penalty income contributed three basis points to the current second quarter margin, as compared to 12 basis points in the year-earlier three months. Including the debt repositioning charge, the Company's second quarter 2008 spread and margin equaled 1.64% and 1.94%, respectively.

On a linked-quarter basis, the Company realized a $10.7 million increase in net interest income, as a $1.6 million rise in interest income combined with a $9.1 million decline in interest expense. During the quarter, the average balance of interest-earning assets rose $109.4 million, driven by the aforementioned increase in loan production, while the average yield on interest-earning assets declined a single basis point. Although the average balance of interest-bearing liabilities rose $32.4 million during the current second quarter, reflecting an increase in interest-bearing deposits, the average cost of funds declined during this time by 17 basis points.

In addition, the Company’s interest rate spread rose 16 basis points on a linked-quarter basis, while its net interest margin rose 17 basis points.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. This assessment is made periodically and considers several factors, including the current and historical performance of the loan portfolio and its inherent risk characteristics; the level of non-performing loans and charge-offs; local economic conditions; the direction of real estate values; and current trends in regulatory supervision.

Reflecting the increase in non-performing loans and net charge-offs, and the severity of the current credit cycle, the Company recorded a $12.0 million provision for loan losses in the current second quarter, doubling the loan loss provision recorded in the trailing quarter, and exceeding the year-earlier provision by $10.3 million. Reflecting the current second quarter provision and net charge-offs of $9.2 million, the allowance for loan losses rose $2.8 million from the March 31, 2009 balance to $98.1 million at June 30, 2009. For additional information about the provision for loan losses and the loan loss allowance, please see the discussion of asset quality earlier in this release.

Non-interest Income

The Company has three primary components of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income, primarily consisting of revenues from the sale of third-party investment products and revenues from the Company’s investment subsidiary, Peter B. Cannell & Co., Inc. (“PBC”). The non-interest income from these three ongoing revenue sources totaled $22.0 million in the current second quarter, as compared to $26.4 million in the year-earlier three months.

The year-over-year reduction was primarily due to a $3.0 million decline in other income to $6.0 million, including a $1.4 million reduction in PBC revenues and a $783,000 decline in revenues from investment product sales. In addition, fee income declined by $928,000 year-over-year to $9.3 million and BOLI income fell $406,000 to $6.7 million during this time. Furthermore, the Company recorded a net gain of $568,000 on the sale of securities in the second quarter of 2008; no such gains were recorded in the second quarter of this year.

In the second quarters of 2009 and 2008, the combined revenues from the three ongoing components of non-interest income were offset by OTTI charges of $39.7 million and $49.6 million, respectively. As a result of these charges, the Company recorded non-interest losses in the current and year-earlier second quarters of $17.7 million and $22.7 million, respectively.

Non-interest Expense

Reflecting a pre-tax FDIC special assessment of $14.0 million, recorded in general and administrative (“G&A”) expense, the Company recorded operating expenses of $101.9 million and non-interest expense of $107.4 million in the three months ended June 30, 2009. Excluding the FDIC special assessment, operating expenses would have equaled $88.0 million during the quarter, representing a linked-quarter increase of $4.1 million and a year-over-year increase of $5.5 million. Similarly, non-interest expense would have equaled $93.5 million, representing a linked-quarter increase of $3.9 million and a $280.2 million reduction from the year-earlier amount. In the second quarter of 2008, the Company’s non-interest expense was increased to $373.7 million by the $285.4 million pre-tax debt repositioning charge.

Compensation and benefits represented $45.0 million of operating expenses in the current second quarter, up $2.6 million on a linked-quarter basis and $1.7 million year-over-year. Occupancy and equipment expense rose $695,000 year-over-year to $17.9 million, but declined $829,000 from the trailing-quarter amount. G&A expense totaled $39.0 million in the current second quarter, up $16.2 million and $17.0 million, respectively, from the levels recorded in the three months ended March 31, 2009 and June 30, 2008. The increases in G&A expense were due to the $14.0 million FDIC special assessment, together with an increase in ongoing FDIC insurance premiums.

Income Tax Expense

The Company recorded income tax expense of $24.0 million in the current second quarter, in contrast to an income tax benefit of $112.7 million in the second quarter of 2008. In the three months ended June 30, 2009, the Company recorded pre-tax income of $80.5 million; in the year-earlier quarter, the Company recorded a pre-tax loss of $267.5 million which was largely attributable to the $325.0 million debt repositioning charge. In addition, the Company’s income tax expense in the current second quarter reflects an effective tax rate of 29.9%.

About New York Community Bancorp, Inc.

With assets of $32.9 billion at June 30, 2009, New York Community Bancorp, Inc. is the 24th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, with 178 branches serving customers throughout Metro New York and New Jersey; and New York Commercial Bank, with 36 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. Similarly, the Commercial Bank operates 17 of its branches under the name Atlantic Bank. Information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on July 29, 2009 at 9:30 a.m. (ET) to discuss its second quarter 2009 performance and strategies. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 72QNYCB. A replay will be available approximately two hours following completion of the call through midnight on August 3rd, and may be accessed by calling 800-839-5203 (domestic) or 402-220-2695 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on August 26, 2009.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in the demand for our deposit, loan, and investment products and other financial services in the markets we serve; changes in deposit flows and wholesale borrowing facilities; changes in our credit ratings or in our ability to access the capital markets; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; our ability to retain key members of management; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, taxation, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board of Governors; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	June 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$162,764	$203,216
Securities available for sale:
Mortgage-related	749,709	833,684
Other	99,404	176,818
Total available-for-sale securities	849,113	1,010,502
Securities held to maturity:
Mortgage-related	2,813,348	3,164,856
Other	1,976,425	1,726,135
Total held-to-maturity securities	4,789,773	4,890,991
Total securities	5,638,886	5,901,493
Mortgage loans:
Multi-family	16,223,193	15,725,654
Commercial real estate	4,773,133	4,551,025
Acquisition, development, and construction	726,125	776,559
1-4 family	240,451	266,307
Total mortgage loans	21,962,902	21,319,545
Other loans	814,261	872,667
Total loans	22,777,163	22,192,212
Less: Allowance for loan losses	(98,082)	(94,368)
Loans, net	22,679,081	22,097,844
Federal Home Loan Bank of New York stock, at cost	439,063	400,979
Premises and equipment, net	211,137	217,762
Goodwill	2,436,401	2,436,401
Core deposit intangibles, net	76,617	87,780
Other assets	1,216,174	1,121,431
Total assets	$32,860,123	$32,466,906

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$4,424,433	$3,818,952
Savings accounts	2,756,674	2,632,078
Certificates of deposit	6,046,646	6,796,971
Non-interest-bearing accounts	1,126,328	1,127,647
Total deposits	14,354,081	14,375,648
Borrowed funds:
Wholesale borrowings	12,905,528	12,343,064
Junior subordinated debentures	483,987	484,216
Other borrowings	669,488	669,430
Total borrowed funds	14,059,003	13,496,710
Other liabilities	236,373	375,302
Total liabilities	28,649,457	28,247,660
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 345,208,226 and 344,985,111 shares issued; 345,208,174 and 344,985,111 shares outstanding at the respective dates)	3,452	3,450
Paid-in capital in excess of par	4,187,864	4,181,599
Retained earnings	97,125	123,511
Treasury stock (52 and 0 shares at the respective dates)	(1)	--
Unallocated common stock held by ESOP	(1,473)	(1,995)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities, net of tax	(24,185)	(32,506)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(4,323)	(4,706)
Net unrealized loss on pension and post-retirement obligations, net of tax	(47,793)	(50,107)
Total accumulated other comprehensive loss, net of tax	(76,301)	(87,319)
Total stockholders’ equity	4,210,666	4,219,246
Total liabilities and stockholders’ equity	$32,860,123	$32,466,906

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
Interest Income:
Mortgage and other loans	$321,640	$321,717	$310,396	$643,357	$623,384
Securities and money market investments	80,056	78,389	82,904	158,445	172,240
Total interest income	401,696	400,106	393,300	801,802	795,624

Interest Expense:
NOW and money market accounts	7,314	7,563	13,144	14,877	27,312
Savings accounts	3,565	4,216	5,869	7,781	11,874
Certificates of deposit	44,617	52,723	65,799	97,340	142,373
Borrowed funds	128,615	128,689	177,938	257,304	322,056
Total interest expense	184,111	193,191	262,750	377,302	503,615
Net interest income	217,585	206,915	130,550	424,500	292,009
Provision for loan losses	12,000	6,000	1,700	18,000	1,700
Net interest income after provision for loan losses	205,585	200,915	128,850	406,500	290,309

Non-interest (Loss) Income:
Fee income	9,282	9,291	10,210	18,573	20,794
Bank-owned life insurance	6,728	6,840	7,134	13,568	13,879
Net gain on sale of securities	--	--	568	--	568
Loss on other-than-temporary impairment of securities	(39,728)	--	(49,595)	(39,728)	(49,595)
Gain on debt repurchases	--	--	--	--	926
Other	6,007	6,045	9,024	12,052	19,266
Total non-interest (loss) income	(17,711)	22,176	(22,659)	4,465	5,838

Non-interest Expense:
Operating expenses:
Compensation and benefits	45,045	42,422	43,340	87,467	86,406
Occupancy and equipment	17,907	18,736	17,212	36,643	34,922
General and administrative	38,975	22,753	21,948	61,728	39,990
Total operating expenses	101,927	83,911	82,500	185,838	161,318
Debt repositioning charge	--	--	285,369	--	285,369
Amortization of core deposit intangibles	5,476	5,687	5,821	11,163	11,853
Total non-interest expense	107,403	89,598	373,690	197,001	458,540
Income (loss) before income taxes	80,471	133,493	(267,499)	213,964	(162,393)
Income tax expense (benefit)	24,023	44,804	(112,716)	68,827	(79,981)
Net Income (Loss)	$56,448	$88,689	$(154,783)	$145,137	$(82,412)

Basic earnings (loss) per share	$0.16	$0.26	$(0.47)	$0.42	$(0.25)
Diluted earnings (loss) per share	$0.16	$0.26	$(0.47)	$0.42	$(0.25)

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S.
generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business.
Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and operating earnings for the three months ended June 30, 2009 and 2008 and for the six months ended June 30, 2009 and 2008 follow. The Company's GAAP and operating earnings for the three months ended March 31, 2009 were the same.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share data)	2009	2009	2008	2009	2008
GAAP Earnings (Loss)	$56,448	$88,689	$(154,783)	$145,137	$(82,412)
Adjustments to GAAP earnings (loss):
FDIC special assessment	13,952	--	--	13,952	--
Loss on other-than-temporary impairment of securities	39,728	--	49,595	39,728	49,595
Debt repositioning charge	--	--	325,016	--	325,016
Litigation settlement charge	--	--	3,365	--	3,365
Visa-related gain	--	--	--	--	(1,647)
Gain on debt repurchases	--	--	--	--	(926)
Income tax effect	(21,075)	--	(148,077)	(21,075)	(147,706)
Operating earnings	$89,053	$88,689	$75,116	$177,742	$145,285

Diluted GAAP Earnings (Loss) per Share	$0.16	$0.26	$(0.47)	$0.42	$(0.25)
Adjustments to diluted GAAP earnings (loss) per share:
FDIC special assessment	0.03	--	--	0.03	--
Loss on other-than-temporary impairment of securities	0.07	--	0.09	0.07	0.09
Debt repositioning charge	--	--	0.60	--	0.60
Litigation settlement charge	--	--	0.01	--	--
Visa-related gain	--	--	--	--	--
Net gain on sale of securities	--	--	--	--	--
Gain on debt repurchases	--	--	--	--	--
Diluted operating earnings per share	$0.26	$0.26	$0.23	$0.51	$0.44

Note: Footing differences in the table are due to rounding.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

While cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that this measure is important because of its contribution to tangible stockholders’ equity.
(Please see the discussion and reconciliation of stockholders’ equity and tangible stockholders’
equity elsewhere in this release.) The Company calculates cash earnings by adding back to GAAP earnings certain items that have been charged against net income but added back to tangible stockholders’ equity. Unlike other expenses incurred by the Company, such capital items represent contributions to, not reductions of, tangible stockholders’ equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its financial performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP.
Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of the Company’s GAAP and cash earnings for the three and six months ended June 30,
2009 follow:

(in thousands, except per share data)	For the Three Months Ended June 30, 2009	For the Six Months Ended June 30, 2009
GAAP Earnings	$56,448	$145,137
Additional contributions to tangible stockholders’ equity:
Amortization and appreciation of shares held in stock-related benefit plans	3,194	6,678
Associated tax effects	(566)	1,321
Dividends on unallocated ESOP shares	158	316
Amortization of core deposit intangibles	5,476	11,163
Loss on other-than-temporary impairment of securities	24,222	24,222
Total additional contributions to tangible stockholders’ equity	32,484	43,700
Cash earnings	$88,932	$188,837

Diluted GAAP Earnings per Share	$0.16	$0.42
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.02
Associated tax effects	--	--
Dividends on unallocated ESOP shares	--	--
Amortization of core deposit intangibles	0.02	0.04
Loss on other-than-temporary impairment of securities	0.07	0.07
Total additional contributions to diluted GAAP earnings per share	0.10	0.13
Diluted cash earnings per share	$0.26	$0.55

Cash Earnings Data:
Cash return on average assets	1.10%	1.17%
Cash return on average tangible assets (1)	1.19	1.27
Cash return on average stockholders’ equity	8.49	9.04
Cash return on average tangible stockholders’ equity (1)	21.25	22.79
Cash efficiency ratio (2)	41.21	38.23

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.
(2)	The Company calculates its cash efficiency ratio by dividing its operating expenses by the sum of its net interest income and non-interest income after excluding the pertinent non-cash items from its operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that these non-
GAAP measures are an important indication of its ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’
equity, its ability to pay dividends and to engage in various capital management strategies.

The Company calculates tangible stockholders’ equity by subtracting from stockholders’ equity the sum of its goodwill and core deposit intangibles (“CDI”) and calculates tangible assets by subtracting the same sum from its total assets. To calculate its ratio of tangible stockholders’ equity to tangible assets, the
Company divides its tangible stockholders’ equity by its tangible assets, both of which include accumulated other comprehensive loss, net of tax (“AOCL”). AOCL consists of after-tax net unrealized losses on securities and pension and post-retirement obligations, and is recorded in the Company’s Consolidated
Statements of Condition. The Company also calculates its ratio of tangible stockholders’ equity to tangible assets excluding AOCL, as its components are impacted by changes in market conditions, including interest rates, which fluctuate. This ratio is referred to as the ratio of “adjusted tangible stockholders’ equity to adjusted tangible assets.” The Company calculates tangible book value per share by dividing its tangible stockholders’ equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders’ equity, the Company adds the amortization of CDI, net of tax, back to net income and divides the adjusted net income by its average tangible assets and average tangible stockholders’ equity, respectively. Average tangible stockholders’
equity is calculated by subtracting average goodwill and average CDI from average stockholders’ equity.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related capital measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders’ equity, adjusted tangible stockholders’
equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names. Reconciliations of the Company’s stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended June 30, 2009,
March 31, 2009, and December 31, 2008 and the six months ended June 30, 2009 and 2008 follow:

	At or for the			At or for the
	Three Months Ended			Six Months Ended
	June 30,	March 31,	Dec. 31,	June 30,	June 30,
	2009	2009	2008	2009	2008
(in thousands)
Total Stockholders’ Equity	$4,210,666	$4,235,886	$4,219,246	$4,210,666	$4,289,261
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,881)
Core deposit intangibles	(76,617)	(82,093)	(87,780)	(76,617)	(99,270)
Tangible stockholders’ equity	$1,697,648	$1,717,392	$1,695,065	$1,697,648	$1,753,110

Total Assets	$32,860,123	$32,402,552	$32,466,906	$32,860,123	$31,083,499
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,881)
Core deposit intangibles	(76,617)	(82,093)	(87,780)	(76,617)	(99,270)
Tangible assets	$30,347,105	$29,884,058	$29,942,725	$30,347,105	$28,547,348

Tangible Stockholders’ Equity	$1,697,648	$1,717,392	$1,695,065	$1,697,648	$1,753,110
Add back: Accumulated other comprehensive loss, net of tax	76,301	78,086	87,319	76,301	17,197
Adjusted tangible stockholders’ equity	$1,773,949	$1,795,478	$1,782,384	$1,773,949	$1,770,307

Tangible Assets	$30,347,105	$29,884,058	$29,942,725	$30,347,105	$28,547,348
Add back: Accumulated other comprehensive loss, net of tax	76,301	78,086	87,319	76,301	17,197
Adjusted tangible assets	$30,423,406	$29,962,144	$30,030,044	$30,423,406	$28,564,545

Average Stockholders’ Equity	$4,190,524	$4,162,211	$4,185,087	$4,176,446	$4,152,364
Less: Average goodwill and core deposit intangibles	(2,516,568)	(2,522,191)	(2,527,650)	(2,519,363)	(2,543,104)
Average tangible stockholders’ equity	$1,673,956	$1,640,020	$1,657,437	$1,657,083	$1,609,260

Average Assets	$32,377,212	$32,196,921	$32,116,431	$32,287,564	$30,612,488
Less: Average goodwill and core deposit intangibles	(2,516,568)	(2,522,191)	(2,527,650)	(2,519,363)	(2,543,104)
Average tangible assets	$29,860,644	$29,674,730	$29,588,781	$29,768,201	$28,069,384

Net Income (Loss)	$56,448	$88,689	$102,232	$145,137	$(82,412)
Add back: Amortization of core deposit intangibles, net of tax	3,340	3,469	3,497	6,809	7,192
Adjusted net income (loss)	$59,788	$92,158	$105,729	$151,946	$(75,220)

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended June 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,382,786	$321,640	5.75%	$20,478,132	$310,396	6.07%
Securities and money market investments	6,035,990	80,056	5.31	6,214,920	82,904	5.34
Total interest-earning assets	28,418,776	401,696	5.65	26,693,052	393,300	5.90
Non-interest-earning assets	3,958,436	3,871,259
Total assets	$32,377,212	$30,564,311
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,038,172	$7,314	0.73%	$3,010,497	$13,144	1.76%
Savings accounts	2,699,431	3,565	0.53	2,601,991	5,869	0.91
Certificates of deposit	6,295,936	44,617	2.84	6,401,287	65,799	4.13
Total interest-bearing deposits	13,033,539	55,496	1.71	12,013,775	84,812	2.84
Borrowed funds	13,696,028	128,615	3.77	12,806,797	177,938	5.59
Total interest-bearing liabilities	26,729,567	184,111	2.76	24,820,572	262,750	4.26
Non-interest-bearing deposits	1,217,281	1,410,106
Other liabilities	239,840	136,340
Total liabilities	28,186,688	26,367,018
Stockholders’ equity	4,190,524	4,197,293
Total liabilities and stockholders’ equity	$32,377,212	$30,564,311
Net interest income/interest rate spread	$217,585	2.89%	$130,550	1.64%
Net interest-earning assets/net interest margin	$1,689,209	3.06%	$1,872,480	1.94%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.08	x

Core deposits (1)	$7,954,884	$10,879	0.55%	$7,022,594	$19,013	1.09%

(1) Refers to all deposits other than certificates of deposit.

Please see the following page for an analysis of the Company’s net interest income for the three months ended June 30, 2008 excluding the impact of the $39.6 million debt repositioning charge recorded in the second quarter of 2008, as compared to its net interest income for the three months ended June 30, 2009.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company’s second quarter 2008 net interest income as if the $39.6 million debt repositioning charge described earlier in this release had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

The following line items are presented in the adjusted net interest income analysis for the three months ended June 30, 2008 excluding the impact of the debt repositioning charge: interest expense on borrowed funds; cost of borrowed funds; interest expense on average interest-bearing liabilities;
cost of funds; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the three months ended June 30, 2009.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.

For the Three Months Ended June 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,382,786	$321,640	5.75%	$20,478,132	$310,396	6.07%
Securities and money market investments	6,035,990	80,056	5.31	6,214,920	82,904	5.34
Total interest-earning assets	28,418,776	401,696	5.65	26,693,052	393,300	5.90
Non-interest-earning assets	3,958,436	3,871,259
Total assets	$32,377,212	$30,564,311
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,038,172	$7,314	0.73%	$3,010,497	$13,144	1.76%
Savings accounts	2,699,431	3,565	0.53	2,601,991	5,869	0.91
Certificates of deposit	6,295,936	44,617	2.84	6,401,287	65,799	4.13
Total interest-bearing deposits	13,033,539	55,496	1.71	12,013,775	84,812	2.84
Borrowed funds	13,696,028	128,615	3.77	12,806,797	138,291	4.34
Total interest-bearing liabilities	26,729,567	184,111	2.76	24,820,572	223,103	3.61
Non-interest-bearing deposits	1,217,281	1,410,106
Other liabilities	239,840	136,340
Total liabilities	28,186,688	26,367,018
Stockholders’ equity	4,190,524	4,197,293
Total liabilities and stockholders’ equity	$32,377,212	$30,564,311
Net interest income/interest rate spread	$217,585	2.89%	$170,197	2.29%
Net interest-earning assets/net interest margin	$1,689,209	3.06%	$1,872,480	2.54%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,954,884	$10,879	0.55%	$7,022,594	$19,013	1.09%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
June 30, 2009	March 31, 2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,382,786	$321,640	5.75%	$22,108,647	$321,717	5.83%
Securities and money market investments	6,035,990	80,056	5.31	6,200,776	78,389	5.06
Total interest-earning assets	28,418,776	401,696	5.65	28,309,423	400,106	5.66
Non-interest-earning assets	3,958,436	3,887,498
Total assets	$32,377,212	$32,196,921
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,038,172	$7,314	0.73%	$3,662,920	$7,563	0.84%
Savings accounts	2,699,431	3,565	0.53	2,602,051	4,216	0.66
Certificates of deposit	6,295,936	44,617	2.84	6,390,655	52,723	3.35
Total interest-bearing deposits	13,033,539	55,496	1.71	12,655,626	64,502	2.07
Borrowed funds	13,696,028	128,615	3.77	14,041,521	128,689	3.71
Total interest-bearing liabilities	26,729,567	184,111	2.76	26,697,147	193,191	2.93
Non-interest-bearing deposits	1,217,281	1,143,996
Other liabilities	239,840	193,567
Total liabilities	28,186,688	28,034,710
Stockholders’ equity	4,190,524	4,162,211
Total liabilities and stockholders’ equity	$32,377,212	$32,196,921
Net interest income/interest rate spread	$217,585	2.89%	$206,915	2.73%
Net interest-earning assets/net interest margin	$1,689,209	3.06%	$1,612,276	2.89%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.06	x

Core deposits (1)	$7,954,884	$10,879	0.55%	$7,408,967	$11,779	0.64%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Six Months Ended June 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,246,474	$643,357	5.79%	$20,361,198	$623,384	6.13%
Securities and money market investments	6,117,928	158,445	5.18	6,320,784	172,240	5.45
Total interest-earning assets	28,364,402	801,802	5.66	26,681,982	795,624	5.97
Non-interest-earning assets	3,923,162	3,930,506
Total assets	$32,287,564	$30,612,488
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,851,583	$14,877	0.78%	$2,813,586	$27,312	1.95%
Savings accounts	2,651,010	7,781	0.59	2,545,468	11,874	0.94
Certificates of deposit	6,343,033	97,340	3.09	6,686,013	142,373	4.28
Total interest-bearing deposits	12,845,626	119,998	1.88	12,045,067	181,559	3.03
Borrowed funds	13,867,820	257,304	3.74	12,837,961	322,056	5.04
Total interest-bearing liabilities	26,713,446	377,302	2.85	24,883,028	503,615	4.07
Non-interest-bearing deposits	1,180,841	1,378,110
Other liabilities	216,831	198,986
Total liabilities	28,111,118	26,460,124
Stockholders’ equity	4,176,446	4,152,364
Total liabilities and stockholders’ equity	$32,287,564	$30,612,488
Net interest income/interest rate spread	$424,500	2.81%	$292,009	1.90%
Net interest-earning assets/net interest margin	$1,650,956	2.98%	$1,798,954	2.17%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,683,434	$22,658	0.59%	$6,737,164	$39,186	1.17%

(1) Refers to all deposits other than certificates of deposit.

Please see the following page for an analysis of the Company’s net interest income for the six months ended June 30, 2008 excluding the impact of the $39.6 million debt repositioning charge recorded in the second quarter of 2008, as compared to its net interest income for the six months ended June 30,
2009.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of the Company’s net interest income for the six months ended
June 30, 2008 as if the second quarter $39.6 million debt repositioning charge described earlier in this release had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

The following line items are presented in the adjusted net interest income analysis for the six months ended June 30, 2008 excluding the impact of the debt repositioning charge: interest expense on borrowed funds; cost of borrowed funds; interest expense on average interest-bearing liabilities; cost of funds; net interest income, interest rate spread, and net interest margin. No adjustments have been made to these items for the six months ended June 30, 2009.

None of these adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.

For the Six Months Ended June 30,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,246,474	$643,357	5.79%	$20,361,198	$623,384	6.13%
Securities and money market investments	6,117,928	158,445	5.18	6,320,784	172,240	5.45
Total interest-earning assets	28,364,402	801,802	5.66	26,681,982	795,624	5.97
Non-interest-earning assets	3,923,162	3,930,506
Total assets	$32,287,564	$30,612,488
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$3,851,583	$14,877	0.78%	$2,813,586	$27,312	1.95%
Savings accounts	2,651,010	7,781	0.59	2,545,468	11,874	0.94
Certificates of deposit	6,343,033	97,340	3.09	6,686,013	142,373	4.28
Total interest-bearing deposits	12,845,626	119,998	1.88	12,045,067	181,559	3.03
Borrowed funds	13,867,820	257,304	3.74	12,837,961	282,409	4.42
Total interest-bearing liabilities	26,713,446	377,302	2.85	24,883,028	463,968	3.75
Non-interest-bearing deposits	1,180,841	1,378,110
Other liabilities	216,831	198,986
Total liabilities	28,111,118	26,460,124
Stockholders’ equity	4,176,446	4,152,364
Total liabilities and stockholders’ equity	$32,287,564	$30,612,488
Net interest income/interest rate spread	$424,500	2.81%	$331,656	2.22%
Net interest-earning assets/net interest margin	$1,650,956	2.98%	$1,798,954	2.47%
Ratio of interest-earning assets to interest-bearing liabilities	1.06	x	1.07	x

Core deposits (1)	$7,683,434	$22,658	0.59%	$6,737,164	$39,186	1.17%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008
GAAP EARNINGS DATA:
Net income (loss)	$56,448	$88,689	$(154,783)	$145,137	$(82,412)
Basic earnings (loss) per share	0.16	0.26	(0.47)	0.42	(0.25)
Diluted earnings (loss) per share	0.16	0.26	(0.47)	0.42	(0.25)
Return on average assets	0.70%	1.10%	(2.03)%	0.90%	(0.54)%
Return on average tangible assets (1)	0.80	1.24	(2.16)	1.02	(0.54)
Return on average stockholders’ equity	5.39	8.52	(14.75)	6.95	(3.97)
Return on average tangible stockholders’ equity (1)	14.29	22.48	(36.50)	18.34	(9.35)
Efficiency ratio (2)	51.00	36.63	76.47	43.32	54.16
Operating expenses to average assets	1.26	1.04	1.08	1.15	1.05
Interest rate spread	2.89	2.73	1.64	2.81	1.90
Net interest margin	3.06	2.89	1.94	2.98	2.17
Shares used for basic EPS computation	343,549,598	343,323,162	331,271,217	343,435,986	326,995,127
Shares used for diluted EPS computation	343,625,343	343,401,009	331,271,217	343,512,784	326,995,127

OPERATING EARNINGS DATA: (3)
Operating earnings	$89,053	$88,689	$75,116	$177,742	$145,285
Basic operating earnings per share	0.26	0.26	0.23	0.51	0.44
Diluted operating earnings per share	0.26	0.26	0.23	0.51	0.44
Return on average assets	1.10%	1.10%	0.98%	1.10%	0.95%
Return on average tangible assets (1)	1.24	1.24	1.12	1.24	1.09
Return on average stockholders’ equity	8.50	8.52	7.16	8.51	7.00
Return on average tangible stockholders’ equity (1)	22.08	22.48	18.98	22.27	18.95
Operating efficiency ratio (2)	36.72	36.63	40.14	36.67	41.08
Interest rate spread (4)	2.89	2.73	2.29	2.81	2.22
Net interest margin (4)	3.06	2.89	2.54	2.98	2.47
Shares used for basic operating EPS computation	343,549,598	343,323,162	331,271,217	343,435,986	326,995,127
Shares used for diluted operating EPS computation	343,625,343	343,401,009	333,103,018	343,512,784	328,502,463
(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.
(2)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.
(3)	Please see the reconciliations of GAAP and operating earnings elsewhere in this release.
(4)	Please see the reconciliations of the Company's interest rate spread and net interest margin to its adjusted interest rate spread and adjusted net interest margin for the three and six months ended June 30, 2008 elsewhere in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	June 30,	March 31,	December 31,
	2009	2009	2008
BALANCE SHEET DATA:
Book value per share	$12.21	$12.30	$12.25
Tangible book value per share (1)	4.92	4.99	4.92
Stockholders’ equity to total assets	12.81%	13.07%	13.00%
Tangible stockholders’ equity to tangible assets (1)	5.59	5.75	5.66
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	5.83	5.99	5.94
Shares used for book value and tangible book value per share computations (1)	344,742,899	344,398,362	344,353,808
Total shares issued and outstanding	345,208,174	344,946,651	344,985,111

ASSET QUALITY RATIOS:
Non-performing loans to total loans	1.49%	0.79%	0.51%
Non-performing assets to total assets	1.04	0.55	0.35
Allowance for loan losses to non-performing loans	28.83	54.35	83.00
Allowance for loan losses to total loans	0.43	0.43	0.43
Net charge-offs during the period to average loans outstanding during the period	0.04	0.02	0.02
Net charge-offs during the period to the average allowance for loan losses during the period	9.69	5.37	3.65

(1)	Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related capital measures elsewhere in this release.
Footnotes to the Text

(1)	Please see the reconciliations of the Company’s GAAP and operating earnings for the three and six months ended June 30, 2009 and 2008 elsewhere in this release.
(2)	Please see the reconciliations of the Company’s GAAP and cash earnings for the three and six months ended June 30, 2009 elsewhere in this release.
(3)	Please see the reconciliations of the Company’s net interest income and adjusted net interest income, its interest rate spread and adjusted interest rate spread, and its net interest margin and adjusted net interest margin for the three and six months ended June 30, 2008 elsewhere in this release.
(4)	The Company calculates its GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings elsewhere in this release.
(5)	The SNL Bank & Thrift Index data referenced in this release is calculated by consolidating the June 30, 2009 data for 281 U.S. banks and thrifts into a single entity at July 27, 2009.
(6)	Please see the reconciliations of the Company’s stockholders’ equity and tangible stockholders’ equity, its total assets and tangible assets, and the related capital measures elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director, Investor Relations